James N. Barber

Attorney at Law

Suite 100, Bank One Tower

50 West Broadway

Salt Lake City, UT 84101

Telephone: (801) 364-6500 or

Fax: (801) 364-3406

E-Mail: Barberjn@aol.com

Securities and Exchange

Division of Corporation

450 Fifth Street, N.W.

Washington, D.C.

Re:5G Wilreless Communications, Inc.

Dear Sir or Madam:

I have acted as counsel for 5G Wireless Communications, Inc., a Nevada corporation (5G) in connection with its preparation and filing of a registration statement on Form SB-2 under the

Securities Act of 1933 and have, in connection with that representation, examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, bylaws and selected minutes of meetings of the Board of Directors of the Company.

Based upon my examination of relevant documents, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada and that the Shares to be offered and sold pursuant to the Company's registration statement on Form SB-2 will, when offered, sold and delivered after sale, be validly authorized and issued, fully paid, and non assessable common shares of the corporation.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James N. Barber

James N. Barber